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                                                                     EXHIBIT 8.3
                        [SHEARMAN & STERLING LETTERHEAD]





                              February 21, 2002


Dycom Industries, Inc.
4440 PGA Boulevard, Suite 500
Palm Beach Gardens, Florida 33410


                      Agreement and Plan of Merger among
                Dycom Industries, Inc., Troy Acquisition Corp.
         and Arguss Communications, Inc. dated as of January 7, 2002
         -----------------------------------------------------------


Ladies and Gentlemen:

        You have requested our opinion as to certain United States federal income tax consequences of the offer (the "Offer") by Dycom Industries, Inc. ("Parent"), a Florida corporation, to exchange shares of its common stock for all of the issued and outstanding stock of Arguss Communications, Inc. ("Company"), a Delaware corporation, and the related merger (the "Merger") of Troy Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Parent, with and into the Company. The Offer and the Merger are contemplated by, and are undertaken pursuant to, the Agreement and Plan of Merger, dated as of January 7, 2002 (the "Merger Agreement"), among Parent, Merger Subsidiary and the Company, (capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement).
For purposes of our opinion, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and the laws of the State of Delaware.

        In connection with rendering our opinion, we have reviewed (i) the Merger Agreement, including the Exhibits thereto, (ii) the registration statement filed with the Securities and Exchange Commission (the "Commission") by Parent on Form S-4 dated January 23, 2002, as amended (the "Registration Statement"), with respect to the common stock of Parent to be issued to holders of shares of the common stock of Company pursuant to the Offer and the Merger, including the prospectus (the "Prospectus") constituting part of the Registration


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Statement and (iii) such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We further have assumed that the statements as to factual matters contained in the Registration Statement and Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time. Finally, we have relied on the representations made by Parent and the Company in tax certificates provided to us dated February 21, 2002, and we have assumed that such representations will continue to be true, correct and complete through the Effective Time.

        Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service, all as in effect on the date hereof, we are of the opinion that the combination of the Offer and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code.

        No opinion is expressed as to any other matter, including the accuracy of the representations or reasonableness of the assumptions relied upon by us herein. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless you request us to do so in writing, and we are specifically retained for that purpose. Moreover, our opinion is being furnished to you solely for your personal use in connection with the Offer and the Merger, and it may not be circulated, distributed, published or otherwise referenced by you without our prior written consent.

                                                     Very truly yours,

                                                 /s/ SHEARMAN & STERLING

DJL/MSS